News Announcement

NEXSTAR BROADCASTING AND MISSION BROADCASTING ANNOUNCE EXPIRATION OF TENDER OFFER AND CONSENT SOLICITATION FOR SENIOR SECURED SECOND LIEN NOTES DUE 2017

Irving, TX – October 16, 2013 — Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today the expiration and final results of the previously announced cash tender offer and consent solicitation by its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), and Mission Broadcasting, Inc. (“Mission” and together with Nexstar Broadcasting, the “Issuers”), to purchase any and all of their outstanding $314,575,000 aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2017 (the “Notes”). The tender offer expired pursuant to its terms at midnight, New York City time, on October 15, 2013 (the “Expiration Date”).

On October 1, 2013, the Issuers made a payment in cash for all Notes tendered prior to 5:00 p.m., New York City time, on September 30, 2013 (the “Consent Payment Deadline”). Between the Consent Payment Deadline and the Expiration Date, the Issuers received no additional tenders of the Notes. As a result, a total of approximately $21.9 million in aggregate principal of the Notes remains outstanding. The Issuers have issued an irrevocable notice to redeem all of the remaining Notes outstanding on November 16, 2013 in accordance with the provisions of the indenture governing the Notes and to satisfy and discharge the indenture.

The tender offer and consent solicitation were made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated September 17, 2013 (the “Statement”).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation were only made pursuant to the terms of the Statement and the related letter of instructions. The tender offer and consent solicitation were not made in any jurisdiction in which the making or acceptance thereof would not have been in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Issuers, the dealer managers, the solicitation agents, the information agent, the depositary or their respective affiliates made any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC acted as dealer managers and solicitation agents for the tender offer and consent solicitation and Global Bondholder Services Corporation acted as information agent and depositary for the tender offer.

Requests for documents may be directed to Global Bondholder Services Corporation at (866) 470-3774 (toll free) or (212) 430-3774 (collect). Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect) or RBC Capital Markets, LLC at (877) 381-2099 (toll free) or (212) 618-7822 (collect).

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 72 television stations and 13 related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Me-TV, LATV, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and one independent station. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 96 television stations and related digital multicast signals reaching 51 markets or approximately 14.6% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concern, among other things, statements regarding our acquisition of television stations from Citadel Communications, L.P. and Stainless Broadcasting, L.P. and Nexstar Broadcasting’s issuance of the notes and the entry into an amendment to the senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of television stations from Citadel Communications, L.P. and Stainless Broadcasting, L.P., including as a result of a delay in completing such acquisitions or a delay or difficulty in integrating such assets, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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